Exhibit 10.1

AMENDMENT
OF THE
F.N.B. CORPORATION 2007 INCENTIVE COMPENSATION PLAN
(As Amended March 16, 2011)

WHEREAS, F.N.B. Corporation (the “Company”) has established and maintains the F.N.B. Corporation 2007 Incentive Compensation Plan, as amended (the “Plan”); and

WHEREAS, the Company previously has amended the Plan, including an amendment and restatement of the Plan effective March 16, 2011, and now considers it desirable to further amend the Plan;

NOW, THEREFORE, pursuant to the power reserved to the Company by Section 12.2 of the Plan, and by virtue of the authority delegated to the undersigned officer by resolution of the Company’s board of directors, the Plan, as previously amended, be and is hereby further amended in the following particulars:

1. By substituting the following paragraph for the second paragraph of Section 2.3 of the Plan:

“Notwithstanding anything to the contrary in this Plan, subject to adjustment as set forth in Section 2.6: (a) in no event shall more than 300,000 shares of Stock be cumulatively available for Awards of Incentive Stock Options under the Plan, and (b) the maximum number of shares of Stock with respect to which Awards may be granted under the Plan in any calendar year to (i) any Participant (other than a non-employee Director) shall be 300,000 shares, and (ii) any Participant who is a non-employee Director shall be 20,000 shares.”

2. By substituting the following sentence for the first sentence of Section 12.2 of the Plan:

The Board specifically reserves the right to alter and amend the Plan at any time and from time to time and the right to revoke or terminate the Plan or to suspend the granting of Awards pursuant to the Plan; provided always that no such revocation, termination, alteration or suspension of any Award shall terminate any outstanding Award theretofore granted under the Plan, unless there is a liquidation or a dissolution of the Corporation; and provided further that no such alteration or amendment of the Plan shall, without prior shareholder approval (i) increase the total number of shares which may be issued or delivered under the Plan; (ii) make any changes in the class of Eligible Individuals; (iii) extend the period set forth in the Plan during which Awards may be granted; (iv) increase or remove the per Participant share limits under Section 2.3 of the Plan; or (v) make any changes that require shareholder approval under the rules and regulations of any securities exchange or market on which the Stock is traded.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by the undersigned duly authorized officer this 6th day of November, 2012.

F.N.B. Corporation

By: /s/Vincent J. Delie, Jr.
Vincent J. Delie, Jr., Chief Executive
Officer